Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 29, 2016, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Career Education Corporation on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of said reports in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

Chicago, Illinois

May 24, 2016